Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 ) pertaining to the CorEnergy Infrastructure Trust, Inc. Director Compensation Plan of our report dated March 17, 2014, with respect to the consolidated financial statements and schedules of CorEnergy Infrastructure Trust, Inc. and the effectiveness of internal control over financial reporting of CorEnergy Infrastructure Trust, Inc. included in its Annual Report (Form 10-K/A-1) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

September 17, 2014
Kansas City, MO